Janet Nittmann
jnittmann@doversaddlery.com
Tel 978-952-8062 x218

Dover Saddlery Announces Next Phase of Retail Growth at Roth Capital Growth Stock Conference

LITTLETON, MA—March 16, 2011, Dover Saddlery Inc (NASDAQ:DOVR), the leading multichannel equestrian retailer, will present its plans for retail growth at the Roth Capital Growth Stock Conference today.

“An increase of 11% in same-store sales in the fourth quarter is very encouraging and has led us to the decision that is now time to re-launch our retail store roll-out,” commented Stephen L. Day, president and CEO of Dover Saddlery. “We are currently planning to open two to four stores this year and a further four to six stores in 2012.”

Same-store sales increased 11% in the fourth quarter of 2010, compared with the same period in 2009, while same-store sales for the full year 2010 increased 2.9% over the prior year. Retail store channel revenues in 2010 increased 4.8% to $26.0 million from $24.8 million achieved in 2009.

Dover Saddlery will be opening another of its best of breed retail stores at a premier location, southeast of Denver and very near to the Colorado Horse Park, in mid-June. Dover Saddlery Retail Inc., a wholly-owned subsidiary of Dover Saddlery, currently has twelve Dover Saddlery retail stores and plans to open approximately forty more stores over the next several years. The Company plans to post on the investor page of its website (http://investor.shareholder.com/dovr) certain supplementary materials pertaining to the subject matter of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including without limitation statements and assumptions made about the Company’s preliminary operating results for the fourth quarter and full fiscal year 2010; any implications or inferences regarding the audited numbers for quarterly and annual revenue and profitability; statements and assumptions made about customer behavior and consumer sentiment; the prospects for overall revenue growth and profitability; and the opening of and revenue growth from new stores. All statements other than statements of historical fact included in this press release regarding the company’s strategies, plans, objectives, expectations, and future operating results are forward-looking statements. Although Dover believes that the expectations reflected in such forward-looking statements are reasonable at this time, it can give no assurance that such expectations will prove to have been correct. These forward-looking statements involve significant risks and uncertainties, including those discussed in this release and others that can be found in “Item 1A Risk Factors” of Dover Saddlery’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and in our subsequent Quarterly Reports on Form 10-Q.

Dover Saddlery is providing this information as of this date and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. No forward-looking statement can be guaranteed and actual results may differ materially from those Dover Saddlery projects.

About Dover Saddlery, Inc.

Dover Saddlery, Inc. (Nasdaq: DOVR) is the leading multichannel retailer of equestrian products in the United States. Founded in 1975 in Wellesley, Massachusetts, by United States Equestrian team members, Dover Saddlery has grown to become The Source® for equestrian products. Dover offers a broad and distinctive selection of competitively priced, brand-name products for horse and rider through catalogs, the Internet and company-owned retail stores. Dover Saddlery, Inc. serves the English rider and through Smith Brothers, the Western rider. The Source®, Dover Saddlery® and Smith Brothers® are registered marks of Dover Saddlery: For more information, please call 1-978-952-8062 or visit www. DoverSaddlery.com.